Exhibit 99.1

American Shared Hospital Services Reports Third Quarter 2018 Results

Proton Revenue Increased 11.3%; Net Income Increased 69.7%

San Francisco, CA – November 8, 2018 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and nine months ended September 30, 2018.

Recent Highlights

•	Total revenue in the third quarter was $4,470,000, a 3.1% decrease vs. comparable period in 2017. Proton therapy revenue of $1,041,000 increased 11.3% year over year. Gamma Knife revenue of $3,194,000 declined 10.4% year over year due to normal, cyclical fluctuations.

•	Total proton therapy fractions in the third quarter increased 15.0% year over year. The increase for the third quarter was the result of continuing increased awareness of the benefits of proton therapy treatment.

•	Net income in the third quarter was $168,000, a 69.7% increase vs. comparable period in 2017. The increase in net income was due to a decrease in income tax expense due to the Tax Act.

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Our third quarter 2018 results demonstrated continued strong performance from our proton therapy business, in spite of a previously disclosed two week business disruption from a water system leak. Excluding the impact of this event, we estimate proton therapy revenue would have increased 41.8%. Our UF Health Cancer Center – Orlando Health (“Orlando Health”) single room proton system, on increased awareness of clinical benefits across several indications, posted steady gains in patients served, with firm reimbursement trends. We remain focused on driving this business and look forward to generating value as we replicate Orlando Health’s success in new markets.”

Financial Results for the Three Months Ended September 30, 2018

For the three months ended September 30, 2018, rental income from medical services decreased 3.1% to $4,470,000 compared to rental income from medical services of $4,613,000 for the third quarter of 2017. Net income attributable to the Company for the third quarter of 2018 was $168,000, or $0.03 per share. This compares to net income attributable to the Company for the third quarter of 2017 of $99,000, or $0.02 per share.

Third quarter revenue for the Company's initial proton therapy system installed at Orlando Health in Florida increased 11.3% to $1,041,000 compared to revenue for the third quarter of 2017 of $935,000.

During the three-month period ended September 30, 2018, the PBRT unit at Orlando Health sustained water damage resulting from the facility’s water evacuation system. The PBRT system was down for two weeks as a result. The Company expects to receive approximately $185,000 of reimbursement from its business interruption insurance, or approximately 185 fractions, following a five-day waiting period. The reimbursement from business interruption insurance is included in other income (or loss) for the three-month period ended September 30, 2018.

Revenue for the Company's Gamma Knife operations decreased 10.4% to $3,194,000 for the third quarter of 2018 compared to $3,564,000 for the third quarter of 2017. As previously noted, the decline was due to lower volumes at existing sites, driven by normal, cyclical fluctuations.

Rental income from medical services gross margin for the third quarter of 2018 decreased to $1,634,000 or 36.6% of revenue, compared to rental income from medical services gross margin of $1,882,000 or 40.8% of revenue for the third quarter of 2017. This reflected a decline in Gamma Knife revenue and an increase in costs of revenue primarily attributable to the initiation of maintenance and service costs for the Company’s proton therapy system at Orlando Health in September 2017.

Non-GAAP pre-tax income, net of income attributable to non-controlling interest, was $250,000 for the third quarter of 2018.  This compares to non-GAAP pre-tax income, net of income attributable to non-controlling interest, of $263,000 for the third quarter of 2017. Please refer to the financial statements included with this press release for a reconciliation of GAAP to non-GAAP financial measures.

Adjusted EBITDA, a non-GAAP financial measure, was $2,467,000 for the third quarter of 2018, compared to $2,412,000 for the third quarter of 2017.

Financial Results for the Nine Months Ended September 30, 2018

For the nine months ended September 30, 2018, rental income from medical services increased 3.3% to $14,944,000 compared to rental income from medical services of $14,472,000 for the first nine months of 2017.

Excluding treatments at three customer sites lost due to the expiration of their contract terms, and the Company’s two new sites, which began treating patients in July and August 2017, Gamma Knife revenue decreased 8.0% for the first nine months of 2018 compared to the same periods of 2017.

Proton therapy revenue increased 22.7% to $3,622,000 for the first nine months of 2018 compared to $2,953,000 for the same periods of 2017.

Net income attributable to the Company for the first nine months of 2018 was $845,000, or $0.14 per share. This compares to net income attributable to the Company for the first nine months of 2017 of $505,000, or $0.09 per share.

Adjusted EBITDA, a non-GAAP financial measure, was $7,705,000 for the first nine months of 2018, compared to $7,577,000 for the same periods of 2017.

Balance Sheet Highlights

At September 30, 2018, cash, cash equivalents, and restricted cash was $2,189,000, compared to $2,502,000 at December 31, 2017. Shareholders' equity at September 30, 2018 was $31,023,000, or $5.43 per outstanding share. This compares to shareholders' equity at December 31, 2017 of $29,885,000, or $5.23 per outstanding share.

Conference Call and Webcast Information

American Shared has scheduled a conference call at 12: 00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial 1 (800) 474-4883 at least 5 minutes prior to the scheduled start time and mention confirmation number 47843863. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available until November 22, 2018 at the same internet addresses, or by dialing 1 (888) 843-7419 and entering 47843863# when prompted.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT and IMRT systems.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth in volume of the MEVION S250 system, the expansion of the Company's proton therapy business, and the timing of treatments by new Gamma Knife systems) which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the three months ended March 31, 2018, and June 30, 2018, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 14, 2018.

Non-GAAP Financial Measure

Neither Adjusted EBITDA, nor non-GAAP pre-tax income, the non-GAAP measures presented in this press release and supplementary information, is a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures should not be considered as substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability. We use these non-GAAP financial measures as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance.

Contacts:

American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

eabates@ashs.com

PCG Advisory Group, Investor Relations

Vivian Cervantes

P: 646-863-6274

vivian@pcgadvisory.com

American Shared Hospital Services

Statement of Operations

	Three months ended September 30,		Nine months ended September 30,

	2018	2017	2018	2017
Rental income from medical services revenue	$4,470,000	$4,613,000	$14,944,000	$14,472,000
Costs of revenue	2,836,000	2,731,000	9,023,000	7,993,000
Gross margin	1,634,000	1,882,000	5,921,000	6,479,000
Selling & administrative expense	1,050,000	1,026,000	3,067,000	3,303,000
Interest expense	399,000	417,000	1,230,000	1,314,000
Operating income	185,000	439,000	1,624,000	1,862,000
Proceeds received from investment in equity securities	0	0	22,000	0
Other income (loss)	185,000	0	194,000	(1,000)
Income before income taxes	370,000	439,000	1,840,000	1,861,000
Income tax expense	82,000	164,000	401,000	600,000
Net income	288,000	275,000	1,439,000	1,261,000
Less: Net (income) attributable to non-controlling interest	(120,000)	(176,000)	(594,000)	(756,000)
Net income attributable to American Shared Hospital Services	$168,000	$99,000	$845,000	$505,000

Earnings per common share:
Basic	$0.03	$0.02	$0.14	$0.09
Assuming dilution	$0.03	$0.02	$0.14	$0.09

American Shared Hospital Services

Balance Sheet Data

	9/30/2018	12/31/2017
Cash, cash equivalents and restricted cash	$2,189,000	$2,502,000
Current assets	9,534,000	8,893,000
Total assets	$56,470,000	$58,176,000

Current liabilities	$8,782,000	$9,007,000
Shareholders' equity	$31,023,000	$29,885,000

American Shared Hospital Services

Adjusted EBITDA

		Sep 30,	Sep 30,	YTD	YTD
		2018	2017	2018	2017
Net Income		$168,000	$99,000	$845,000	$505,000
Plus:	Income Tax Expense	82,000	164,000	401,000	600,000
	Interest Expense	399,000	417,000	1,230,000	1,314,000
	Depreciation and Amortization Expense	1,761,000	1,674,000	5,082,000	5,000,000
	Stock-Based Compensation Expense	57,000	58,000	169,000	158,000
	Proceeds received from investment in equity securities	-	-	(22,000)	-
Adjusted EBITDA		$2,467,000	$2,412,000	$7,705,000	$7,577,000

American Shared Hospital Services

Non-GAAP Pre-Tax Income

	Sep 30,	Sep 30,	YTD	YTD
	2018	2017	2018	2017
Income before income taxes	$370,000	$439,000	$1,840,000	$1,861,000
Less: Net (income) attributable to non-controlling interest	(120,000)	(176,000)	(594,000)	(756,000)

Non-GAAP Pre-tax Income	$250,000	$263,000	$1,246,000	$1,105,000